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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
               INVESCO PENNSYLVANIA VALUE MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Pennsylvania Value Municipal Income Trust (the "Fund") was held on August 29, 2014. The Meeting was held for the following purposes:

(1). Elect four Class I Trustees, three by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2016 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                      Votes     Votes   Votes
 Matter                                                For     Against Abstain
 ------                                             ---------- ------- -------
 (1).  Albert R. Dowden............................ 19,919,655 373,987 282,257
      Dr. Prema Mathai-Davis....................... 19,764,154 549,122 262,623
      Raymond Stickel, Jr.......................... 19,984,423 307,417 284,059
      Hugo F. Sonnenschein/(P)/....................      1,301       0       0

(2). Elect five Class II Trustees, four by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2017 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                      Votes     Votes   Votes
 Matter                                                For     Against Abstain
 ------                                             ---------- ------- -------
 (2).  David C. Arch............................... 20,003,061 298,565 274,273
      Dr. Larry Soll............................... 19,864,209 418,020 293,670
      Philip A. Taylor............................. 20,021,956 270,635 283,308
      Suzanne H. Woolsey........................... 19,879,460 412,935 283,504
      Frank S. Bayley/(P)/.........................      1,301       0       0

(3). Elect five Class III Trustees by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2015 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                      Votes     Votes   Votes
 Matter                                                For     Against Abstain
 ------                                             ---------- ------- -------
 (3).  James T. Bunch.............................. 19,993,425 318,143 264,331
      Bruce L. Crockett............................ 19,996,772 294,867 284,260
      Rodney F. Dammeyer........................... 19,907,780 381,876 286,243
      Jack M. Fields............................... 19,971,308 305,384 299,207
      Martin L. Flanagan........................... 20,004,795 275,401 295,703

/(P)/  Election of Trustee by preferred shareholders only.